UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 23, 2014

THE HAIN CELESTIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22818	22-3240619
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1111 Marcus Avenue, Lake Success, NY 11042
(Address of principal executive offices)
Registrant’s telephone number, including area code: (516) 587-5000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2014, The Hain Celestial Group, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Company’s employment agreement with Irwin D. Simon, as amended (the “Employment Agreement”), the material terms of which are as follows:

•	Extends the term of the Employment Agreement until June 30, 2019;

•	Establishes Mr. Simon’s base salary of $1,850,000 for the fiscal year ending June 30, 2015;

•	Amends the maximum annual incentive award so that Mr. Simon will be eligible to receive up to four times his base salary;

•	Amends the target and maximum long-term incentive compensation (“LTI”) award to seven and ten times his base salary, respectively;

•
Amends the additional benefits (as defined in the Employment Agreement) to include three times (two times in the case of termination due to death) the LTI paid to Mr. Simon over the immediately preceding fiscal year; and

•
Provides that Mr. Simon will receive the additional benefits upon termination not for good reason (as defined in the Employment Agreement). As consideration for such additional benefits, for three years following the termination not for good reason, Mr. Simon will not compete with the Company and will serve as Non-Executive Chairman of the Board or, if he is neither appointed nor elected Non-Executive Chairman of the Board, will provide consulting services of a similar nature.

The foregoing description of the Employment Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to the actual Employment Agreement, as amended (as previously publicly filed and described by the Company) and the full text of the Amendment (included as Exhibit 10.1 to this Current Report on Form 8-K (the “Form 8-K”)) each incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Amendment to Employment Agreement between the Company and Irwin D. Simon, dated September 23, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 29, 2014

THE HAIN CELESTIAL GROUP, INC.
(Registrant)

By:	/s/ Denise M. Faltischek
Name:	Denise M. Faltischek
Title:	Executive Vice President and
General Counsel, Chief Compliance Officer